Exhibit 99.1

 Rogers Corporation Reports Record Fourth Quarter Sales and Earnings;
  Net Earnings up 66% over Fourth Quarter 2002 and 41% for the Year

    ROGERS, Conn.--(BUSINESS WIRE)--Feb. 4, 2004--Rogers Corporation (NYSE:ROG) announced today that diluted earnings per share for the fourth quarter of 2003 were $0.54, up 59% compared to the $0.34 earned in the fourth quarter of 2002. For the year, net income increased to $26.3 million, with earnings per diluted share rising to $1.61 in 2003 compared to $1.16 in 2002.
    Net sales in the fourth quarter were $85.8 million, up 67% compared to the $51.5 million sold in the fourth quarter of 2002. The Durel acquisition at the beginning of the fourth quarter of 2003 added $20.7 million to sales in the quarter. Fourth quarter 2002 revenues of the Moldable Composites Division (MCD), divested in November of 2002, were $4.7 million. For the full year, 2003 net sales increased by 11% to $243.3 from $219.4 in 2002. Total sales included in 2002 for the divested MCD division were $30.3 million. Combined Sales, which include half of the sales of Rogers' unconsolidated joint ventures, were up over 30% compared to the fourth quarter of 2002. Combined Sales for the year totaled $297.0 million, up almost 4% compared to the $286.7 million in 2002. (See reconciliation for Combined Sales to net sales under Non-GAAP information included at the end of this press release.)
    Sales of Printed Circuit Materials for the quarter again set a new sales record totaling $38.1 million, up over 76% from the fourth quarter of 2002. The flexible circuit material portion of this segment's sales rose 118% over the same quarter last year, as the cellular and handheld mobile device markets surged. While the high frequency laminate portions revenue continued to be driven by strong sales into the satellite television market, as well as sales into the expanding wireless 3G infrastructure market. For the full year, Printed Circuit Materials had revenues of $114.2 million, up 39%.
    Fourth quarter sales of High Performance Foams were $17.8 million, up over 14% from the fourth quarter of last year. This quarter marked an all-time sales record for the PORON(R) cellular urethane foam product line. Increased revenues were generated primarily through new design wins in various industrial applications as well as dramatic growth in China. For the year, High Performance Foams had $69.5 million in sales, up 7% from $65.1 million in 2002. Urethane foams led the increase, which more than offset lower sales of polyolefin foams.
    Sales of Polymer Materials and Components totaled $29.9 million for the quarter, compared to last year's fourth quarter sales of $14.3 million. Last year's quarterly revenues included the now divested Moldable Composites Division. This year, sales for the quarter include Durel Division sales, formerly a 50-50 joint venture with 3M. For the full-year, Polymer Materials and Components had revenues of $59.6 million, compared to 2002 full year sales of $71.9 million.
    The Company's three 50% owned joint ventures had a strong quarter with total sales of $16.6 million. Total fourth quarter 2002 sales of $40.9 million included the three continuing joint ventures and Durel. Rogers purchased 3M's 50% share of Durel at the beginning of the fourth quarter of 2003. Accordingly, Durel's fourth quarter 2003 revenues are included in Rogers net sales. Due to cell phone and LCD panel application sales Rogers Chang Chun Technologies (RCCT), a flexible circuit materials joint venture, saw sales increase by almost 150% over the fourth quarter 2002. Rogers Inoac Corporation (RIC), which produces polyurethane foams, also had strong sales growth in the fourth quarter, primarily driven by industrial applications in Asia.
    Fourth quarter gross margin was 33.4%. For the year, Rogers' gross margin was 32.3%, a significant improvement over the 2002 full-year margin of 31.6%. This is the result of our continuing efforts to improve yields, six sigma projects and increasing sales volumes.
    Rogers' balance sheet remains in excellent condition. Rogers' cash and short-term investments balance increased to $34.5 million versus $28.9 million at the end of 2002 despite the cash used to acquire 3M's 50% share of Durel. Net capital expenditures were $4.7 million for the fourth quarter, and $16.0 million for the year. Inventory levels remained in line, proportionally increasing slightly less than sales. The Company continues to be debt free.
    Robert D. Wachob, President and COO commented, "Business remains robust; looking forward we will continue to focus our efforts on growing our business in the most profitable markets within our core technologies. This strategic agenda requires sometimes having to make some difficult decisions, such as the previously announced Windham plant closure and moving that business to our manufacturing facility in Suzhou, China. Some opportunities for the coming year include integrating the recently announced KF Inc. acquisition, completing the transfer of the polyolefin product lines into our Carol Stream, Illinois facility, and investing in a number of other ongoing capacity expansion projects. We are confident in our strategic direction and believe these actions will help us continue to deliver significant sales and earnings growth. In the first quarter of 2004 we expect revenues to be in the range of $85 to $90 million with earnings per diluted share of $0.60 to $0.65. This represents a 67% to 81% increase in earnings over the first quarter of 2003."
    Walter E. Boomer, Chairman and CEO stated, "I am very pleased with the results achieved in 2003. Our performance is testament to the hard work and professionalism of Rogers' employees. It is true that our strategic markets of wireless communications, networking and computing improved considerably during 2003, but it is also true that we were prepared to take advantage of an improving economy when it arrived. As previously announced, I will retire on April 1, 2004. I have the utmost confidence in Bob Wachob, who will lead Rogers as President and CEO, and in our superb management team. Together, with our outstanding employees, this should ensure Rogers' future success. I look forward to working with them as a continuing member of the Board of Directors."

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Additional Information and February 5th Conference Call

    For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

-0-
*T
Website Address: http://www.rogerscorporation.com

Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-774-9605, Fax: 860-779-5585

Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations, Phone: 860-774-5705, Fax: 860-779-5509,
email: edward.joyce@rogerscorporation.com
*T

    A conference call to discuss fourth quarter and full year results will be held on Thursday, February 5th at 9:00AM (Eastern Time).

    Rogers participants in the conference call will be:

-0-
*T
Robert D. Wachob, President and COO
James M. Rutledge, Vice President Finance and CFO
Robert M. Soffer, Vice President and Secretary
Paul B. Middleton, Corporate Controller
*T

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Thursday February 12th. The pass code for the audio replay is 5004304.
    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

    Presentation of Information in this Press Release

    In an effort to provide investors with additional information regarding the Company's results, the Company may disclose certain Non-GAAP information which management believes provides useful information to investors. Management sometimes refers to "Combined Sales" which are defined as net sales (as reported under GAAP) plus 50% of the revenues from the Company's unconsolidated joint ventures. These unconsolidated joint ventures are viewed by management as important to the Company's business and make a significant contribution towards the Company's profits.


           Reconciliation of Non-GAAP Financial Information

                                     Fourth Quarter      Full Year
                                  ------------------------------------
(Dollars in Millions)                2003     2002     2003     2002
                                  ------------------------------------
Net Sales, as reported in this
 report and in accordance with
 generally accepted accounting
 principles                          $85.8    $51.5   $243.3   $219.4
50% of Durel Joint Venture Sales        --     12.5     25.7     42.0
50% of Rogers' continuing Joint
 Venture Sales                         8.3      7.9     28.0     25.3
                                      -----    -----   ------   ------

Combined Sales                       $94.1    $71.9   $297.0   $286.7
                                      =====    =====   ======   ======



                 Consolidated Statements of Income(a)

                                  Quarters Ended       Years Ended
(IN THOUSANDS, EXCEPT PER       Dec 28,   Dec 29,   Dec 28,   Dec 29,
 SHARE AMOUNTS)                   2003      2002      2003      2002
----------------------------------------------------------------------
Net Sales                       $85,795   $51,516  $243,329  $219,438
Costs and Expenses:
  Cost of Sales                  57,175    33,663   164,789   150,183
  Selling and Administrative     14,219     9,559    43,304    39,335
  Acquisition/Restructuring
   Costs                              -     1,600         -     2,150
  Research and Development        4,533     3,074    13,665    13,596
                                 -------   -------  --------  --------
Total Costs and Expenses
 (Including Depreciation and
 Amortization of: 2003 -
 $11,488; 2002 - $13,571)(b)     75,927    47,896   221,758   205,264
                                 -------   -------  --------  --------
Operating Income                  9,868     3,620    21,571    14,174
  Other Income less Other
   Charges                        1,985     3,096    13,143    10,861
  Interest Income/ (Expense),
   Net                              141        31       320      (226)
                                 -------   -------  --------  --------
Income Before Income Taxes       11,994     6,747    35,034    24,809
  Income Taxes                    2,999     1,325     8,759     6,202
                                 -------   -------  --------  --------
Net Income                      $ 8,995   $ 5,422  $ 26,275  $ 18,607
                                 -------   -------  --------  --------
Net Income Per Share:
  Basic                         $  0.56   $  0.35  $   1.67  $   1.20
                                 -------   -------  --------  --------
  Diluted                       $  0.54   $  0.34  $   1.61  $   1.16
                                 -------   -------  --------  --------
Shares Used in Computing:
  Basic                          15,964    15,530    15,775    15,471
                                 -------   -------  --------  --------
  Diluted                        16,627    15,970    16,319    16,023
                                 -------   -------  --------  --------

(a) Statements are subject to year-end audit.
(b) For the twelve month periods.



                    Consolidated Balance Sheets(c)

(IN THOUSANDS)                                      Dec 28,   Dec 29,
                                                      2003      2002
----------------------------------------------------------------------
Assets
  Current Assets:
    Cash and Cash Equivalents                      $ 31,476  $ 22,300
    Short-term Investments                            3,005     6,628
    Accounts Receivable, Net                         52,981    32,959
    Accounts Receivable - Joint Ventures              3,178     1,414
    Note Receivable, Current                          2,100     2,100
    Inventories                                      27,501    18,069
    Other Current Assets                              6,856     6,305
                                                    --------  --------
      Total Current Assets                          127,097    89,775
                                                    --------  --------
  Notes Receivable, Long Term                         7,800     9,900
  Property, Plant and Equipment, Net                131,157    99,883
  Investment in Unconsolidated Joint Ventures        10,741    21,860
  Pension Asset                                       6,886     8,951
  Goodwill and Other Intangible Assets, Net          25,121    22,204
  Other Assets                                        5,638     5,128
                                                    --------  --------
      Total Assets                                 $314,440  $257,701
                                                    --------  --------
Liabilities and Shareholders' Equity
  Current Liabilities:
    Accounts Payable                               $ 20,442  $ 10,125
    Accrued Employee Benefits and Compensation       13,359    10,414
    Other Current Liabilities                        16,222    14,241
                                                    --------  --------
      Total Current Liabilities                      50,023    34,780
                                                    --------  --------
  Noncurrent Deferred Income Taxes                   14,058     8,308
  Noncurrent Pension Liability                       14,909    22,658
  Noncurrent Retiree Health Care and Life
   Insurance Benefits                                 6,198     6,197
  Other Long-Term Liabilities                         2,383     2,720
  Shareholders' Equity                              226,869   183,038
                                                    --------  --------
      Total Liabilities and Shareholders' Equity   $314,440  $257,701
                                                    --------  --------
(c) Statements are subject to year-end audit.


    CONTACT: Rogers Corporation
             James M. Rutledge, 860-774-9605
             or
             Edward J. Joyce, 860-774-5705
             edward.joyce@rogerscorporation.com